Exhibit 23

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of Monsanto Company on Form S-3 of our report dated February 5, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements), incorporated by reference in the Annual Report on Form 10-K of Monsanto Company for the year ended December 31, 2001 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

        /s/    DELOITTE & TOUCHE LLP

        St. Louis, Missouri
        May 17, 2002